EXHIBIT 11


HEALTHSOUTH Corporation and Subsidiaries
Computation of Income Per Share (Unaudited)
In Thousands, except for per share data

                                                                           Year Ended December 31,
                                                                1994                1995               1996
                                                           --------------     --------------      ---------
PRIMARY:
  Weighted average common shares outstanding                      263,020            279,262           310,850
  Net effect of dilutive stock options                             17,834             18,198            15,440
                                                           --------------     --------------      ------------

      Total Common and Common Equivalent Shares                   280,854            297,460           326,290
                                                           ==============     ==============      ============

  Net income                                               $       88,083     $       92,521      $    220,818
                                                           ==============     ==============      ============

  Net income per common and
      common equivalent share                              $         0.31     $         0.31      $       0.68
                                                           ==============     ==============      ============


FULLY DILUTED:

  Weighted average common shares outstanding                      263,020            279,262           310,850
  Net effect of dilutive stock options                             17,834             18,198            15,440
                                                           --------------     --------------      ------------
                                                                  280,854            297,460           326,290
  Assumed conversion of 5% Convertible
      Subordinated Debentures due 2001                              9,444             12,226            12,226
                                                           --------------     --------------      ------------

  Total Common and Common Equivalent Shares,
      Fully Diluted                                        $      290,298     $      309,686      $    338,516
                                                           ==============     ==============      ============

  Net income                                               $       88,083     $       92,521      $    220,818

  Elimination of interest and amortization on 5%
      Convertible Subordinated Debentures due 2001, less
      the related effect on the provision for income taxes          2,927              3,826             3,839
                                                           --------------     --------------      ------------

  Net income, fully diluted                                $       91,010     $       96,347      $    224,657
                                                           ==============     ==============      ============

  Net income per common and common equivalent share        $         0.31     $         0.31      $       0.66
                                                           ==============     ==============      ============